UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported): September 20, 2004

                             OBIE MEDIA CORPORATION
                             ----------------------
               (Exact name of Company as specified in its charter)

      Oregon                       000-21623                    93-0966515
 ---------------             ---------------------         -------------------

 (State or other                                              (I.R.S. Employer
 jurisdiction of             (Commission File No.)          Identification No.)
  incorporation)

                   4211 West 11th Avenue, Eugene, Oregon 97402
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                    (Address of Principal Executive Offices)

                                 (541) 688-8400
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 DFR 240-14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 DFR 240-13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Definitive Merger Agreement
---------------------------

         On September 20, 2004, Obie Media Corporation, an Oregon corporation (the "Company"), announced that it has entered into a definitive agreement and plan of merger (the "Merger Agreement") with Lamar Advertising Company, a Delaware corporation ("Lamar") and its newly formed, wholly-owned subsidiary, OMC Acquisition Corporation, a Delaware corporation ("Merger Subsidiary"). Under the terms of the Merger Agreement, which has been approved by each company's Board of Directors, Lamar will pay the equivalent of $7 for each share of the Company's common stock that is outstanding, for a total purchase price of approximately $43 million on a fully diluted basis. At the effective time of the merger, all shares of the Company's common stock will convert into an aggregate of approximately 1.0 million shares of Lamar Class A common stock, based on Lamar's closing stock price as of today. Under the terms of the Merger Agreement, Lamar may elect to pay up to $21 million of the purchase price in cash, if the average closing trading price per share of the Lamar Class A common stock during the 20 days prior to the effective time is $30 or less. In addition, Lamar will also assume all of the Company's debt, which is expected to total approximately $23 million at closing of the merger. Pursuant to the Merger Agreement, the Company will merge into the Merger Subsidiary (the "Merger"), whereupon the separate existence of the Company shall cease. The Merger is expected to close in early 2005. The Merger is subject to the approval of the Company's shareholders and other closing conditions.

         Concurrently with the execution of the Merger Agreement, Brian B. Obie, the Company's Chairman, President and Chief Executive Officer and approximately 27.5% stockholder, entered into the following agreements with Lamar:

         o a voting agreement (the "Voting Agreement"), under which Mr. Obie agrees, among other things, to vote his shares of the Company's common stock at a meeting of stockholders in favor of the Merger and against any competing proposals; and

         o a consulting and non-competition agreement (the "Consulting Agreement") to be effective as of the closing of the Merger and providing for, among other things, Mr. Obie's agreement to provide consultation and advisory services and not to compete in the business of Lamar for a period of five (5) years from the closing of the Merger.

         In addition, Lamar entered into a lease agreement (the "Lease Agreement") with Obie Industries Incorporated ("Obie Industries") for the Company's headquarters facilities in Eugene, Oregon. Brian Obie is the President, a director, and the controlling shareholder of Obie Industries. Also, Dolores Mord, a director of the Company and its Secretary, is the Vice President, a director and a shareholder of Obie Industries.

         There are no material relationships between Lamar or Merger Subsidiary, on the one hand, and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer, on the other hand, other than in respect of the Merger Agreement, Voting Agreement, Consulting Agreement and Lease Agreement.

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         The foregoing descriptions of the Merger Agreement, Voting Agreement,
Consulting Agreement and Lease Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, Voting Agreement, Consulting Agreement and Lease Agreement, which will be filed separately with the Securities and Exchange Commission. On September 20, 2004, the Company issued a press release with respect to the Merger Agreement and the proposed Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference in its entirety.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

        (c) 99.1 Press Release dated September 20, 2004.















































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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed for and on its behalf by the undersigned hereunto duly authorized.

                                                     OBIE MEDIA CORPORATION


Date: September 20, 2004                             By: /s/ BRIAN B. OBIE
                                                        -----------------------
                                                        Brian B. Obie
                                                        Chief Executive Officer
























































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                                  EXHIBIT INDEX



Exhibit No.                              Description
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99.1                                     Press Release dated September 20, 2004


















































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